Exhibit 99.1

PRESS RELEASE
First Half 2009 Results

Strong subscriber growth amidst a challenging and competitive environment;

EBITDA up 26% driven by continued strong business performance and Interkabel Acquisition;

Full year 2009 EBITDA growth outlook upgraded to >15%, revenue growth to >14%.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, July 31, 2009 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the six months ended June 30, 2009.

HIGHLIGHTS

               Continued success of bundled offerings resulted in solid Q2 net additions for broadband (+30,000), fixed telephony (+29,000) and digital TV (+76,000);

               Revenue of €577.4 million, up 17% versus prior year;

               EBITDA(2) of €304.7 million, up 26% versus prior year, yielding an EBITDA margin of 52.8%;

               Operating profit of €155.9 million, up 35% compared to the prior year period;

               Capital expenditures(3) of €151.8 million, including €61.1 million related to set-top box rental;

               Free Cash Flow(4) of €92.6 million, equivalent to 16% of revenue;

               Net profit of €47.7 million, compared to €49.0 million for the prior year period

               Net profit, excluding gains and losses on derivatives(1), of €61.8 million, compared to €7.9 million for the prior year period;

               Full year EBITDA growth outlook upgraded to >15% and revenue growth to >14%;

               Net Senior Debt to EBITDA leverage down to 3.0x as of June 30, 2009 vs. 3.7x at December 31, 2008.

As of and for the six months ended	June 2009	June 2008	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	577.4	492.5	17%
Operating Profit	155.9	115.7	35%
Net Profit, Excluding Gains and Losses on Derivatives (1)	61.8	7.9	680%
Net Profit	47.7	49.0	-3%

Basic Earnings Per Share	0.43	0.45	-4%
Diluted Earnings Per Share	0.43	0.44	-3%

EBITDA (2)	304.7	242.4	26%
EBITDA margin %	52.8%	49.2%
Accrued Capital Expenditures (3)	151.8	98.3	54%
Accrued Capital Expenditures as % of revenue	26%	20%
Free Cash Flow (4)	92.6	87.6	6%

OPERATIONAL HIGHLIGHTS (in 000 serviced premises)

Total Cable TV	2,374	1,688	41%
Analog Cable TV	1,520	1,210	26%
Digital Cable TV (iDTV)	854	479	78%
Broadband internet	1,055	935	13%
Fixed telephony	694	589	18%
Mobile telephony	101	73	38%

Triple play customers	606	359	69%
Services per customer relationship (5)	1.74	1.65	5%
ARPU per customer relationship (€ / month) (5) (6)	34.1	32.4	5%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST HALF 2009

(1)          Net profit, excluding net gains/losses on changes in fair values of derivative financial instruments as reported in Table 5.1.

(2)          EBITDA is defined as operating profit + depreciation and impairment + amortization + amortization of broadcasting rights + costs related to stock purchase and option plans.

(3)          Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.

(4)          Free Cash Flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.

(5)          Customer relationships are equal to the analog and digital basic cable TV subscribers. Subscribers and/or customer relationships on the Telenet PICs Network are included for H1 2009 but excluded for H1 2008.

(6)          Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call – Telenet will host a conference call for institutional investors and analysts on August 3, 2009, at 3.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Press:	Jan de Grave	Stefan Coenjaerts
	VP Corporate Communications	Spokesman
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel	Rob Goyens
Investors:	Director Investor Relations & Group Treasurer	Manager Investor Relations
	vincent.bruyneel@staff.telenet.be	rob.goyens@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 333 054

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2008 as well as unaudited condensed consolidated financial statements, earnings releases and presentations related to the financial results of the first half of 2009, have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our ability to successfully finalize the integration of the recently closed Interkabel Acquisition; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations and our ability to complete our proposed shareholder distribution in 2009 and to sustain or increase such distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2008 and for the six months ended June 30, 2009 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website.

Non-GAAP measures – EBITDA, Free Cash Flow and Net Profit Excluding Gains/Losses on Derivatives are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on July 31, 2009, at 5.45pm CET.

TELENET GROUP HOLDING NV — EARNINGS RELEASE FIRST HALF 2009

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“We are pleased to see that our business strategy built on the cornerstones of a customer-centric approach, business growth and free cash flow generation continued to demonstrate its resilience in the current economic downturn. Our first half of 2009 has been characterized by strong operational and financial momentum, robust subscriber additions and a growing operating profitability, building a solid foundation for the second half of the year and beyond.

Our current customer proposition, based on product leadership and attractive bundled offerings, resulted in a third consecutive quarter of elevated quarterly subscriber growth. On an aggregate basis, we added in total 319,000 net subscribers to our three core residential products during the first half of 2009, including 135,000 in the typically slower second quarter alone. Our digital TV product contributed approximately half of these new subscribers. In addition, our well established broadband internet and fixed telephony services continued to deliver a strong set of additions in increasingly challenging competitive and economic conditions. These results were not attributable to a single element, but rather to the effective combination of multiple factors including strong products and bundles, high network reliability, strong brand presence and, last but not least, to our sustained focus on customer service. As a result, we attained annualized churn rates of approximately 6% for our broadband and fixed telephony products, among the lowest levels ever achieved.

The ongoing up-tiering of our customer base to multiple play has translated into solid financial results. Our revenue for the first half year increased by 17% and our EBITDA by 26%, partly driven by the Interkabel Acquisition which was closed last October 2008. In the second half of the year, this effect will be less pronounced as we already consolidated Interkabel as of the fourth quarter of 2008. Our first half year EBITDA margin improved to 52.8% as a result of our continued efficiency improvements and operational gains from having an increasing proportion of our customers migrating to triple play bundles. The continued uptake in digital TV resulted in increased rental set-top boxes in our capital expenditures, yet we were able to generate a Free Cash Flow of €93 million, thanks to a solid improvement in our EBITDA. Our underlying net profit, excluding gains and losses on our derivatives, significantly increased to €62 million for the first half of 2009 from €8 million in the prior year.

During the first half of the year, we did not yet experience any material adverse impacts from the economic downturn. However, the torrid pace of our subscriber growth cannot be extrapolated to the full year as we factor in some seasonality shifts as well as a potential impact from the economic downturn. Therefore, we will remain prudent and will continue to keep a close eye on both the economic and competitive environment. However, we remain confident in our ability to maintain solid profitability levels, which is reflected in an upgrade of our full year EBITDA growth outlook to “in excess of 15%” from “in excess of 12%”. In parallel, our upgraded revenue growth outlook to “in excess of 14%” from “in excess of 12%” primarily results from the acquisition of the BelCompany retail stores, which we acquired on June 30, 2009. Considering our improved EBITDA outlook, we are confident that our free cash flow for 2009 will improve from last year, while we continue to invest in profitable future growth.”

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1                                     OPERATIONAL HIGHLIGHTS

IMPORTANT REPORTING CHANGES

Interkabel Acquisition. As of October 1, 2008, all multiple play statistics we have reported include data related to the Combined Network, i.e. including the Telenet PICs Network, whereas up to October 1, 2008, all multiple play statistics related to the Telenet Network only. Since Telenet was unable to offer triple play packages and digital or analog television on the Telenet PICs Network prior to this acquisition, multiple play statistics on the Combined Network will be lower compared to what we reported on the Telenet Network in prior quarters. However, for periods following the Interkabel Acquisition, we have included multiple play statistics on the Telenet Network only for comparative purposes in selected disclosures. As of the third quarter of 2009, only statistics on the Combined Network will be disclosed.

Reclassification of revenue from business coax products. As of January 1, 2009, all revenue from business subscribers to coaxial broadband internet and fixed telephony have been reallocated from Business services revenue to Residential broadband internet and Residential telephony revenue. The purpose of this reallocation is to match revenue with subscriber data since business subscribers to these coaxial products were already counted in the broadband internet and fixed telephony statistics. For comparative purposes, we have restated first half 2008 revenue as follows:

- Business services: (€12.4 million) of which (€6.3 million) in Q2 2008

- Residential broadband internet: €10.4 million of which €5.3 million in Q2 2008

- Residential fixed telephony: €2.0 million of which €1.0 million in Q2 2008

OVERVIEW & MULTIPLE PLAY

Against the backdrop of a challenging economic and intensely competitive environment, we achieved strong net additions in both the first and second quarter of this year for each of our three core residential product groups: digital TV, broadband internet and fixed telephony. Year-to-date, we added an aggregate of 319,000 subscribers to these core product groups compared to 181,000 in the first half of last year. Although the second quarter is typically a softer quarter in terms of customer intake relative to the first and the fourth quarter because of seasonal patterns in our business, we attained a higher growth rate in net additions relative to the second quarter of last year. In Q2 2009 we welcomed an aggregate of 135,000 new subscribers to the three aforementioned product groups compared to 78,000 in Q2 2008.

Our segmented bundles – marketed under our “Shakes” brand – gained traction both in our legacy footprint as well as in the Interkabel area where we started to offer our bundles (including digital TV) in October 2008. Whereas Q4 2008 and Q1 2009 were characterized by noticeable pent-up demand for our Telenet digital TV product within the Interkabel area from customers who previously lacked access to our interactive digital TV product, we believe this effect was largely fulfilled by the end of Q2 2009. Beyond this level of demand, we attributed our buoyant run-rate in Q2 2009 to not only our larger footprint but also to the success of our bundling strategy. In today’s economic environment, consumers are increasingly focusing on value, and our Shakes bundles address their budgetary concerns by offering multiple play packages at attractive prices. At the same time, since a higher portion of our newly acquired customers immediately opt for a triple play bundle; we are enjoying increased revenue per customer relationship together with the operational benefits of installing and servicing customers at higher levels of efficiency.

Through a combination of robust organic customer growth – i.e. 539,000 net additions for our three core product groups over the past twelve months – and the acquisition of 763,000 television subscribers from Interkabel in October last year (of whom 20,000 already subscribed to our analog PayTV service) our total subscriber base increased 28% to 4,123,000 at the end of June 2009 compared to 3,212,000 twelve months earlier (excluding mobile telephony in both cases). The portion of triple play customers on our Combined Network was slightly diluted in the final quarter of last year by the inclusion of the Interkabel Acquisition, where we had not previously offered bundles, but within two quarters we have fully overcome this effect. At the end of June 2009, we recorded 606,000 triple play customers up 69% year-on-year and equivalent to 25% of our customer base (26% on the Telenet Network alone). Our ratio of services per customer relationship has continued to improve, reaching 1.75 on the Telenet Network (up from 1.65 at the end of June 2008) and 1.74 on the Combined Network.

ARPU PER CUSTOMER RELATIONSHIP

In the first half of 2009, the ARPU per customer relationship across the Combined Network hit €34.1, an increase of 5% compared to the prior year period. On a sequential quarter basis, ARPU per customer relationship grew 3% in Q2 2009 to €34.5 and by 6% compared to Q2 2008. In Q2 2009, we successfully narrowed the ARPU gap between the legacy Telenet Network and the Partner Network through the commercial success of our bundles and the strong growth seen in customer additions over the period. In addition to organic customer growth, ARPU trends are

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supported by subscribers migrating from analog to digital television thereby generating an average ARPU of approximately double the analog base fee.

1.1       BROADBAND INTERNET

SUBSCRIBER BASE

During the first six months of the year, we added a net 70,000 broadband subscribers reaching a total base of 1,055,000 at the end of June 2009. After a record intake of 40,000 in Q1 2009 we achieved a further 30,000 net additions in Q2 2009. This compares to a net 52,000 broadband subscribers added in the first half of 2008, of which 21,000 were added in Q2 2008. The penetration of our broadband internet service within the Combined Network (as a percentage of homes passed) continued to expand from 33.9% at the end of June 2008 to 37.9% only one year later. Although Q2 and Q3 are typically softer quarters in terms of customer intake because of seasonality, we nevertheless observed an acceleration in net additions compared to the prior year period which cannot be directly linked to the expansion of our footprint, as we were already offering broadband internet across the Partner Network prior to the Interkabel Acquisition. We specifically attribute these strong results to our attractive pricing schemes and bundles, with the latter providing upgraded internet specifications compared to our stand-alone products, as well as the leading speed of our broadband products over competing technologies. Simultaneously, annualized broadband churn dipped to a historically low 6.4% in Q2 2009 despite the continued competitive climate, as compared to 7.6% in the previous quarter and 7.8% in the prior year quarter.

REVENUE

Over the first six months of the year, our residential broadband internet revenue increased by 6% to €197.5 million. Top-line growth increased from 6% in Q1 2009 to 7% in Q2 2009 (€99.4 million) mainly as a result of the growing customer base. At the end of June 2009, 78% of our subscriber base opted for a broadband product with a download speed between 12 MBps and 25 MBps. In line with our expectations and consistent with the trend of the previous quarters, a higher proportion of our newly acquired customers are subscribing to a lower-tier broadband product as a result of the upgraded broadband specifications in our Shakes bundles. Although the combination of a higher proportion of lower-tier broadband customers and the rapid takeup of bundle discounts is reducing our broadband ARPU, we are benefiting from a higher ARPU per customer relationship for those customers who subscribe to a triple play bundle. In line with our expectations therefore, these trends had a moderate impact on the composition of our broadband internet revenue.

1.2       TELEPHONY

SUBSCRIBER BASE – FIXED TELEPHONY

At the end of June 2009, we served 694,000 fixed telephony subscribers. In the first half of 2009, we added 65,000 new customers to our fixed telephony base, including 29,000 in Q2 2009. Our fixed telephony penetration rate as a percentage of homes passed in the Combined Network grew from 21.4% at the end of June 2008 to 25.0% a year later. We attribute this solid performance to the broad appeal of our Shakes bundles, together with the recently introduced FreePhone Europe flat fee rate plan. With consumers increasingly focusing on value today, the fixed-line is widely considered as an inexpensive means of communication thanks to the availability of flat fee rate plans such as Telenet’s FreePhone offerings. Annualized churn for our fixed telephony product strongly improved from 7.8% in Q2 2008 to 5.8% in Q2 2009.

SUBSCRIBER BASE – MOBILE TELEPHONY

We passed the 100,000 active mobile customers milestone in Q2 2009, reaching a total active base of 101,000 at the end of June 2009. The quarterly run-rate of roughly 7,000 net additions is consistent with the trend observed in recent quarters. We should reiterate that our mobile offering is primarily geared towards existing customers as part of a bundle and hence the customer growth continues to be achieved without incurring any incremental marketing costs. Once our Full-MVNO agreement with Mobistar is fully implemented we aim to see a more rapid pace in net additions. The acquisition of BelCompany Belgium’s retail operations, effective as of June 30, 2009, represented an important step in both our mobile and service strategy. We believe this acquisition enables us to make our mobile products more widely available in the future and to develop an improved service offering for our existing products.

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REVENUE

In recent quarters we faced downward pressure on our fixed telephony revenue due to two recurring factors: firstly, the addition of new subscribers on competitively priced bundled and flat rate tariffs and secondly the negative impact of our required adoption of the new regulatory framework, through which we incur reduced fixed line termination rates to our network. This framework towards near reciprocity in interconnect charges with the incumbent’s reference rate was implemented in 2007 and ends in 2009.

Consequently, in the first half of 2009, we incurred a termination rate decrease of 55% versus the prior year, with a negative impact on our revenue of approximately €4.5 million (Q2 2009: €2.2 million). The two adverse recurring factors mentioned above were however offset by solid growth in our fixed telephony subscriber base and the increase in mobile telephony revenue, resulting in residential telephony revenue of €109.1 million for the first six months of the year (+3% year-on-year). While revenue growth was flat in Q1 2009 compared to the prior year period, revenue growth in Q2 2009 accelerated to 5% (€55.8 million) mainly driven by a higher subscriber base and a marked slowdown in the erosion of our fixed telephony ARPU.

1.3                          TELEVISION

1.3.1                   DIGITAL & PREMIUM TELEVISION

SUBSCRIBER BASE

At the end of June 2009, we reported 854,000 digital cable TV customers of which 792,000 subscribed to our Telenet Digital TV product and the remaining 62,000 were on the INDI Digital TV platform which we acquired as part of the Interkabel Acquisition. Our interactive Telenet Digital TV product enjoyed solid net additions of 184,000 in the first six months of 2009. In Q2 2009 alone, 76,000 new customers joined our digital TV service, thereby continuing the accelerated growth of the previous two quarters. In line with the previous two quarters the vast majority of new subscribers opted to rent the high-end High Definition (HD) set-top box with Personal Video Recording (PVR) capability. The strong progress in our subscriber additions was primarily driven by the combination of the successful launch of our Telenet Digital TV platform in the Telenet PICs Network in mid-October 2008 and by sustained demand within the Telenet Network.

At the end of the first half of 2009, 36% of our total cable TV subscriber base within our Combined Network watched digital TV either through a Telenet Digital TV or INDI set-top box. In Q4 2008, the consolidation of the Interkabel TV subscriber base had a dilutive impact on our digitalization rate as most of the base was still on analog. However, strong organic customer growth in the Interkabel area over the past three quarters has helped to narrow the gap. For reference purposes, already 40% of our total cable TV subscriber base on our legacy Telenet footprint subscribed to digital TV at the end of June 2009 compared to 29% at the end of June 2008.

In addition to the digital TV platforms described above, we also have 11,000 subscribers to the premium analog PayTV service delivered through an alternative platform (former Canal+) which is only available on the Telenet PICs Network. Over time, we expect the majority of these subscribers to migrate to the Telenet Digital TV platform.

SERVICES

Total video-on-demand transactions grew by 55% in the first half of 2009 to 14.4 million compared to 9.3 million in the first half of 2008. In Q2 2009, we recorded 7.6 million transactions (+52% year-on-year). Average monthly transactions per user reduced slightly from 3.6 in H1 2008 to 3.5 in H1 2009, mainly because of a relatively strong Q2 2008 driven by the availability of more appealing and popular content whereas this year the strength of appeal of the TV series broadcast has not yet matched last year’s. In addition to video-on-demand revenue, our premium cable TV revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes which provide a positive boost to our recurring monthly set-top box rental fees. The other contributors to our digital TV revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services.

REVENUE

Our premium cable television revenue reflects the robust growth of our digital TV base. These customers typically generate an ARPU which is approximately twice as high as the normal basic cable TV ARPU, induced by on-demand content, the uptake of our thematic and premium channel packages, as well as recurring rental fees. Total premium television revenue generated by our Telenet Digital TV, INDI and PayTV customers reached €53.1 million for the first half of 2009, up from €37.1 million for the prior year period, an increase of 43%. A similar growth rate was achieved in

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Q2 2009 leading to revenue of €27.6 million. This revenue is in addition to basic TV subscription revenue as described below.

1.3.2                   BASIC CABLE TELEVISION

SUBSCRIBER BASE

Subscribers to both basic analog and digital television services reached 2,374,000 at the end of June 2009 compared to 1,688,000 at the end of June 2008. This growth is principally attributable to the acquisition of Interkabel in October 2008, which allowed us to begin offering TV services (analog or digital) and bundles across the entire Flemish region.

In the first half of 2009, we recorded a net organic loss of 28,000 basic cable TV subscribers within our Combined Network. This net organic loss is net of migrations to our digital TV platform and represents customers churning to competitor’s platforms, such as other digital television providers and satellite operators. The rate of organic attrition has moderated during the year, with a loss of 16,000 in Q1 2009 to a loss of 12,000 in Q2 2009, essentially reflecting the improved churn within our legacy Telenet footprint. Our basic cable TV penetration of homes passed was 85.4% in the Combined Network at the end of the first half of 2009. Going forward, we continue to foresee competition from alternative television platforms.

REVENUE

Our basic cable television revenue comprises the basic subscription fee for both analog and digital TV customers (both Telenet Digital TV and INDI). For the first six months of the year we recorded a 46% increase in basic cable television revenue to €159.5 million (Q2 2009: €80.0 million, up 47% year-on-year).

The substantial year-on-year increase is primarily a consequence of the acquisition of Interkabel and to a lesser extent due to the increase of the basic TV subscription fee, implemented as of February 2009, of approximately 6%. Whilst our digital cable TV customers are billed on a monthly basis and therefore already reflect the tariff increase, we will apply the higher subscription fee to our analog cable TV customers once they have received their new annual invoice. Hence, we anticipate that this price increase will contribute to increased basic cable ARPU throughout February 2010.

1.4                          TELENET SOLUTIONS

First-half revenue for our business services division came in at €38.3 million, broadly unchanged compared to the prior year period. In Q2 2009, our top-line was impacted by one time factors which masked the more stable underlying growth of our business-to-business division. In particular, our growth rate was impacted by the migration of a large fiber access wholesale contract in the southern part of Belgium to the Walloon cable companies. Furthermore, during the second quarter of 2009, we chose to exit certain lower-margin wholesale voice businesses in order to further focus on our core data and internet products.

Given these developments, we believe that our ability to maintain our 2009 Telenet Solutions revenue at 2008 levels is a good performance, especially in a tough economic environment and an intensely competitive market. To date, we have only seen a minor impact from the economic downturn on our business services division, whilst we also enjoy a healthy customer mix, both in terms of size and in terms of industries. Nevertheless, we remain prudent and do not underestimate the potential future impact from the economic crisis and the highly competitive and price sensitive environment in which our business-to-business division is operating.

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2                                     FINANCIAL HIGHLIGHTS

2.1                          REVENUE

For the first six months of 2009, we generated total revenue of €577.4 million up 17% compared to the €492.5 million for the prior year period. This progress was primarily attributable to the strong underlying customer growth for our three core residential products – notably digital TV, broadband internet and fixed telephony. In addition, we consolidated the acquired Interkabel cable television activities as of October 1, 2008. Excluding the effect of the Interkabel Acquisition, we reported an organic revenue increase of 7.4%. On a sequential basis, our top-line growth slightly accelerated from 16% in Q1 2009 to 19% in Q2 2009 despite a lower contribution from our business services division. For the three months ended June 30, 2009, revenue was €291.1 million versus €245.4 million in the prior year quarter. Excluding the effect of the Interkabel Acquisition, we achieved an organic growth rate of 8.7% in Q2 2009.

We enjoy a well-balanced revenue mix with a large share of recurring subscription-based revenue and attention on multiple play bundles, which matches with consumers’ increased focus on value in the current economic climate. Although the commercial traction of our Shakes bundles slightly reduces the individual product ARPUs, we achieve a higher ARPU per customer relationship as our customers subscribe to two or more products. Through a combination of the deferred benefit of an approximate 6% increase in the basic cable TV fee as well as the Interkabel Acquisition, our basic cable television revenue recorded a growth of 46% year-on-year to €159.5 million for the first six months of 2009 (Q2: €80.0m, up 47% year-on-year). Premium cable revenue, which includes PayTV and video-on-demand revenue as well as rental fees and interactive services on the platform, rose 43% year-on-year in the first half of 2009 to €53.1 million (Q2 2009: €27.6 million) driven by strong net additions for our Telenet Digital TV product and more set-top box rental fees, as well as a growing number of video-on-demand transactions.

Our reported premium cable television revenue excludes sales of digital TV set-top boxes, which are classified under “Distributors/Other”, while set-top box rentals are included within the recurring premium cable television revenue. In the first half of 2009 the revenue generated by set-top box sales was limited to €3.4 million compared to €5.5 million for the prior year period. This decrease is predominantly attributable to the shift to set-top box rentals, which generate recurring revenue under the form of a monthly rental fee, as opposed to the one-time revenue from set-top boxes sales. The remaining €16.5 million of the total €19.9 million of “Distributors/Other” revenue represents revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites.

In H1 2009, residential broadband revenue grew 6% to €197.5 million as strong subscriber growth was partly mitigated by the uptake being more concentrated in bundles. Telephony revenue increased 3% in H1 2009 to €109.1 million compared to €106.1 million in H1 2008. The strong growth in net additions is partly offset by a combination of continued downwards price trends resulting from an increasing share of free outbound fixed calls, bundle discounts and the regulatory-driven reduction of our fixed termination rates by approximately 55%. The latter negatively impacted our fixed telephony revenue by €4.5 million in H1 2009.

Finally, first-half revenue for our business services division was €38.3 million, broadly unchanged compared to the prior year period. In Q2 2009, our top-line was impacted by one time factors that offset the underlying growth of our business-to-business division.

2.2                          EXPENSES

Total operating expenses for the first half of 2009 rose 12% to €421.5 million from €376.8 million a year ago. For the second quarter of 2009, our operating expenses reported a similar growth rate of 11%. The large majority of this increase in both periods was non-organic and attributable to the Interkabel Acquisition. Excluding the impact from this acquisition, we reported an organic increase in our operating expenses of 0.7% for the first half of 2009 and 0.2% for Q2 2009 alone. Compared to our revenue growth rate, expenses increased at a much lower pace thanks to the operational efficiency improvements achieved in our sales, customer care and repair divisions and strict control of our overhead expenses.

■            Employee benefits amounted to €56.8 million for the first half of 2009, a decline of 6% due to a shift to outsourced labor activities, which appears under “Network operating and service costs”, and a one-off positive impact for compensation benefits resulting from a reduction of certain accruals during the first half of 2009, partially offset by a general wage adjustment by the consumer price index of 4.5%.

■            Depreciation and amortization reached €147.7 million for the first six months of 2009, which represents an increase of 20% compared to the prior year period. This increase can be attributed to the depreciation of the capital lease and amortization of the intangible assets acquired in the Interkabel Acquisition, and a

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larger share of capital expenditures being represented by rental set-top boxes, which are depreciated in a shorter timeframe than our network assets.

■              Network operating and service costs totaled €162.7 million, an increase of 17% year-on-year, which is primarily attributable to the Interkabel Acquisition and the outsourcing of our video editing services, offset through lower employee benefits. On an oganic basis, we saw an increase in direct expenses such as external call center capacity, copyright and content costs, interconnect termination fees and other network operating costs, reflecting the continued strong growth of our subscriber base. On the other hand, the increased reliability of our network and further platform upgrades of our digital TV product generated a favorable impact on our service costs on a per RGU basis.

■             Advertising, sales and marketing rose by 5% to €29.6 million for the first half of 2009. While advertising, sales and marketing costs were up 14% in Q1 2009 compared to the prior year quarter as a result of higher sales commissions, these costs decreased 3% year-on-year in Q2 2009. Despite the year-on-year reduction in marketing spend in Q2 2009, we achieved higher net additions.

■              Other costs reached €23.6 million, up by 5% year-on-year, reflecting an increase in business-supporting corporate advisory and legal fees.

As a percentage of total revenue, our total operating expenses (including depreciation and amortization) declined by 3.5 percentage points year-on-year in H1 2009, to 73%. As for Q2 2009, total operating expenses as a percentage of total revenue improved from 76% in Q2 2008 to 72% in Q2 2009.

2.3                          EBITDA AND OPERATING PROFIT

EBITDA increased by 26% on a year-on-year basis to €304.7 million for the first half of 2009, from €242.4 million in the prior year period. This represents an EBITDA margin of 52.8% compared to 49.2% the prior year, an improvement of 3.6 percentage points. This is primarily the result of our continued focus on process and product platform improvements, an accelerated uptake of multiple play and overall disciplined cost control. Excluding the impact of the Interkabel Acquisition, our EBITDA for the first half of 2009 increased organically by 17% year-on-year. For Q2 2009, we achieved an EBITDA of €155.6 million and a margin of 53.4%, up by 26% from last year, or by 17% when excluding the impact of the Interkabel Acquisition.

The combination of strong EBITDA growth, the Interkabel Acquisition and an increase in depreciation and amortization, led to an operating profit of €155.9 million for the first half of 2009 as compared to €115.7 million for the first half of 2008, an increase of 35%. For the second quarter of 2009, we generated an operating profit of €82.7 million, up by 41% from the prior year period.

2.4                          NET RESULT

FINANCE INCOME AND EXPENSES

Net finance costs were €80.6 million for the first half of 2009 compared to €35.8 million for the prior year period, representing the combined effect of lower interest expenses and a negative impact from changes in the fair value of our interest rate hedges, which had a significant positive impact on prior year’s results. For the second quarter of 2009, we reported net finance costs of €32.9 million versus net finance income of €15.3 million for the prior year period, primarily driven by changes in the fair value of our derivatives.

Interest income

Interest income for the first half of 2009 was €0.6 million, compared to €2.5 million in the prior year period. This decrease is primarily attributable to lower interest rates and a lower average cash balance as excess cash was used to entirely repay the outstanding amount of €85.0 million on the Revolving Facility. For the second quarter, we reported interest income of €0.3 million, versus €1.5 million we reported last year.

Interest expenses

Our net interest expenses for the first half of 2009 totaled €67.1 million, down from the €79.3 million for the prior year period. This decrease is primarily attributable to the lower EURIBOR interest rate, which sets the base for our total interest expenses on our Senior Credit Facility, and a decrease in our weighted average borrowings. This decrease was partially offset by additional interest expenses of €8.9 million on the capital lease implemented for the Interkabel Acquisition. Within these first half results, our second quarter recorded net interest expense of €33.3 million which were lower compared to the €41.3 million for the prior year period, despite additional interest expenses due on the Interkabel capital lease.

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Net gains or losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and differences in fair value are reflected in our income statement. These changes in fair value do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first half of 2009, the change in fair value of our interest rate derivatives yielded a loss of €14.1 million, versus a gain of €41.0 million in the prior year period, within which our second quarter represented profits of €0.1 million and €55.1 million for 2009 and 2008, respectively. These changes in fair value are largely the consequence of changes in the 3 month-EURIBOR interest rate curve through the maturity dates of these instruments.

INCOME TAX EXPENSES

For the first half of 2009, we recorded income tax expenses of €27.3 million, compared to €30.8 million for the first half of 2008, reflecting on the one hand the increasing profitability of our legal entity Telenet NV and on the other hand a nonrecurring tax credit of €12.5 million related to the recognition of current and future investment deductions applicable under Belgian tax law, which we recorded in the second quarter. This resulted in second quarter income tax expenses of only €10.5 million in 2009 versus €17.9 million for Q2 2008. Since Belgium does not apply tax consolidation rules, tax expenses within individual group entities cannot be correlated to the consolidated net income of Telenet Group Holding NV. All of our income tax expenses are deferred tax expenses, which do not have any current cash consequences.

NET INCOME

We recorded a net profit of €47.7 million for the first half of 2009, including a loss on our interest rate derivatives of €14.1 million, without which we would have recorded a net profit of €61.8 million. In the prior year, we reported net profit of €49.0 million, including a €41.0 million gain on our interest rate derivatives, without which we would have recorded a net profit of €7.9 million. Excluding these gains and losses on our interest rate hedges in both years, we experienced a strong increase in net income, due primarily to our underlying operating improvements and lower interest expenses. For the second quarter of 2009 alone, our net profit was €39.1 million, compared to €55.8 million in 2008, or €39.0 million and €0.7 million, respectively when excluding the impact from gains and losses on our interest derivatives.

2.5                          CASH FLOW AND LIQUIDITY

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities grew by 16% to €240.9 million for the first half of 2009 from €207.2 million in the prior year period. This increase reflects the combination of growth in our EBITDA and lower cash interest expenses, partially offset by a steadily declining working capital benefit arising from the migration from annual prepaid billing to monthly billing, which is correlated to the evolution of analog subscribers to digital and timing differences in our billing cycles, primarily in the second quarter. This resulted in a stable year-on-year evolution of our net cash provided by operating activities for the second quarter of €105.5 million in 2009 versus €105.8 million in 2008.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was €148.8 million for the first half of 2009, compared to €124.1 million in the prior year period. This increase primarily reflects higher cash capital expenditures resulting from the strong success of our digital TV rental boxes offering. Our second quarter 2009 net cash used in investing activities of €72.4 million, compared to €52.7 million for the second quarter of 2008.

FREE CASH FLOW

We generated Free Cash Flow of €92.6 million for the first half of 2009, compared to €87.6 million for prior year’s first half. In the second quarter of 2009, free cash flow contribution was lower compared to 2008, which was primarily the combined effect of higher cash capital expenditures, lower working capital movements, partially offset by a strong improvement in our EBITDA and lower cash interest expenses on our Senior Credit Facility.

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NET CASH USED IN FINANCING ACTIVITIES

Net cash used in financing activities amounted to €3.5 million for the first half of 2009, compared to €12.4 million for the prior year. During the first half of 2009 we used excess cash to repay the entire outstanding balance of our Revolving Facility, on which we had drawn €85.0 million in 2008 to fund a portion of the Interkabel Acquisition. On June 29, 2009, we drew €90.0 million under the Term Loan B2B, the availability of which would have otherwise expired on June 30, 2009. The remainder of the cash used in financing activities included various lease repayments and the €13.0 million scheduled repayment of the new Telenet PICs Network capital lease following the Interkabel Acquisition. For the second quarter of 2009, net cash provided by financing activities was €71.1 million, primarily reflecting the €90.0 million drawdown, offset by the remaining €20.0 million repayment of the Revolving Facility, which compares to a net cash used in financing activities of €5.0 million for the prior year period.

As of June 30, 2009, we held €154.2 million of cash and cash equivalents, compared to €65.6 million as of December 31, 2008, reflecting the repayment of the Revolving Facility of €85.0 million, offset by the drawdown of the Term Loan B2B of €90.0 million and strong Free Cash Flow of €92.6 million for the first half of the year.

LEVERAGE RATIO AND AVAILABILITY OF FUNDS

As of June 30, 2009, the outstanding balance of our Senior Credit Facility and outstanding cash balance generated a net senior debt leverage ratio of 3.0x EBITDA1, down from 3.7x EBITDA at December 31, 2008, and significantly below the covenant of 6.25x and the availability test of 5.0x. Under the Senior Credit Facility, we have access to the additional committed Term Loan B2A and Revolving Facility loan facilities of €310.0 million in aggregate, subject to compliance with the above covenants, with availability up to and including June 30, 2010 and June 30, 2014, respectively, pursuant to the June 29, 2009 amendment to the Senior Credit Facility.

2.6                          CAPITAL EXPENDITURES

Accrued capital expenditures were €151.8 million for the first half of 2009, representing 26% of revenue, and including €61.1 million of set-top box expenditures, which accounted for 40% of total capital expenditures. The high proportion of rental set-top boxes in our accrued capital expenditures was due to the continued strong success of Telenet Digital TV in both our first and second quarter and a strong customer preference for the more expensive HD PVR-enabled set-top box. Our set-top box capital expenditures represent an upfront investment and generate a return in the form of monthly recurring rental fees.

In addition to the rental set-top boxes, 18% of our total accrued capital expenditures during the first half of 2009 were related to installations and customer equipment and 22% to network growth and expansions, such as the 600 MHz network bandwidth upgrade project and various investments to accommodate our increased subscriber base and broadband speed requirements. This implies that approximately 80% of our accrued capital expenditures during the first half of 2009 are scalable or subscriber related. The remainder represents refurbishments and replacements of network equipment, television content acquisition costs and investments in our IT-platform and systems. By comparison, for the first half of 2008, accrued capital expenditures were €98.3 million, representing 20% of revenue, including €17.8 million of set-top box expenditures.

For the second quarter of 2009, our accrued capital expenditures amounted to €77.6 million, including €27.6 million of set-top box expenditures. Capital expenditures excluding rental set-top boxes slightly increased year-on-year as a result of the start of our “Pulsar” project, thereby expanding our digital and interactive network bandwidth by gradually splitting the optical nodes which bridge our fiber optic and coax networks. As of the third quarter of 2009, we plan to start the implementation of our mobile switch center following the Full-MVNO agreement with Mobistar as included in our full year capex guidance.

1 Calculated as per Senior Credit Facility definition, using net senior debt divided by last two quarters’ annualized EBITDA, including stock-based compensation.

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3                                     OUTLOOK AND OTHER INFORMATION

3.1                          OUTLOOK FOR THE YEAR 2009

Having completed the first six months of the year, we are pleased to upgrade our full year 2009 outlook in order to reflect our solid first half results and the acquisition of the BelCompany retail stores on June 30, 2009. However, for the second half of the year, we remain cautious about the intensely competitive environment and the potential adverse trends from the economic slowdown. In addition, our first half growth rates should not be extrapolated for the full year since we acquired Interkabel on October 1, 2008 and will revert to organic growth rates as of the fourth quarter of 2009.

We have upgraded our full year revenue growth outlook to “in excess of 14%” from “in excess of 12%”, primarily reflecting the revenue of the BelCompany retail stores, which we acquired on June 30, 2009. Whilst the contribution from the BelCompany Acquisition on our EBITDA is minimal, our stronger than anticipated EBITDA performance achieved in the first half year and our ability to maintain solid profitability levels have resulted in an upgrade of our full year EBITDA growth outlook to “in excess of 15%” from “in excess of 12%”. Our full year outlook for capital expenditures remains unchanged.

Considering our improved full year EBITDA outlook and taking into account one time costs for the proposed extension of our Senior Credit Facility, we are confident that our free cash flow for 2009 will improve from last year and will therefore deliver significant shareholder value in line with our long-term objectives. Simultaneously, we continue to invest in profitable future growth both in our customer base and the network. Hence, the increase in our free cash flow profile is predominantly driven by operational improvements and efficiency gains rather than a deliberately lower rate of capital expenditures.

	Original Outlook FY 2009 (February 2009)	Revised Outlook FY 2009 (July 2009)
Revenue growth	in excess of 12% (i.e. €1,141m+)	in excess of 14% (i.e. €1,161m+)
EBITDA growth	in excess of 12% (i.e. €566m+)	in excess of 15% (i.e. €581m+)
Capital expenditures(1)	around €230 million	around €230 million
Free Cash Flow	improve vs. 2008	improve vs. 2008

(1) Accrued capital expenditures, including capital lease additions, but excluding rental set-top boxes of up to €90-100 million.

3.2                          DIVIDEND POLICY – SHAREHOLDER DISTRIBUTIONS

Our primary objective is to maintain sufficient resources and flexibility to meet our financial and operational requirements and at the same time, we will continuously seek ways to create shareholder value through solid growth in our business operations. For our 2008 fiscal year, the Board of Directors of Telenet proposed a shareholder disbursement of €0.50 per share. This proposed distribution was based on our past and future projected Free Cash Flows and an assessment of our underlying business performance, accretive organic or external business opportunities, the competitive and economic climate and our ability to repay our debt autonomously.

On May 28, 2009, the extraordinary shareholders meeting of Telenet Group Holding NV approved the proposed shareholder disbursement of €0.50 per share. Since certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make regular dividend payments or perform share buy-backs until certain minimum reserves are attained, the disbursement in 2009 will be executed as a capital reduction, which is not subject to applicable withholding taxes.

The payment date for the distribution of the capital decrease has been fixed on September 1, 2009. As of August 27, 2009 (ex date), the shares and the VVPR-strips of Telenet Group Holding will be traded on Euronext Brussels ex coupon no. 2.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST HALF 2009

3.3                          SUBSEQUENT EVENTS

■                      Telenet launched extension process of existing term loans

On July 13, 2009, Telenet BidCo NV launched a partial voluntary extension process of its existing term loans under its €2,300 million senior credit facility. Existing term lenders will have the opportunity to exchange their existing participations and commitments with participations and commitments in new tranches with extended maturities and improved economics. In aggregate, the Company seeks to extend the average maturity of its term debt by approximately 2.1 years. This leverage-neutral transaction will further improve stability of Telenet’s debt capitalization by providing additional cash flow flexibility to the business with zero debt amortizations over the medium term. BNP Paribas and J.P. Morgan have been appointed joint bookrunners to manage this transaction.

3.4                          PROCEDURES OF THE INDEPENDENT AUDITOR

The statutory auditors, KPMG Bedrijfsrevisoren – Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim Financial Information as of and for the six month period ended June 30, 2009, included in this press release.

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4                                     Telenet Group Holding NV – Selected EU GAAP

                                                consolidated statement of operations detail

As of and for the three months ended	June 2009	June 2008	Change %

Premises serviced (in thousands)

Homes passed - Telenet Network	2,781	1,929	44%
Homes passed - Partner Network	-	828	n/a

Television

Analog Cable TV
Analog Cable TV	1,509	1,188	27%
PayTV on Partner Network	11	22	-50%
Total Analog Cable TV	1,520	1,210	26%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	792	479	65%
Digital Cable TV (INDI)	62	-	n/a
Total Digital Cable TV	854	479	78%

Total Cable TV	2,374	1,688	41%

Internet

Residential Broadband Internet	1,023	903	13%
Business Broadband Internet	32	32	0%
Total Broadband Internet	1,055	935	13%

Telephony

Residential Telephony	683	580	18%
Business Telephony	11	9	22%
Total Telephony	694	589	18%

Mobile telephony (active customers)	101	73	38%

Total Premises Serviced (excl. Mobile)	4,123	3,212	28%

Churn

Basic cable television	7.7%	7.1%
Broadband internet	6.4%	7.8%
Telephony	5.8%	7.8%

Customer relationship information on Combined Network (*)

Triple play customers	606	359	69%
Total customer relationships (in thousands)	2,374	1,688	41%
Services per customer relationship	1.74	1.65	5%
ARPU per customer relationship (in € / month)	34.5	32.6	6%

(*) Subscribers and/or customer relationships on the Telenet PICs Network are included for 2009, but excluded for 2008.

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5                                     Telenet Group Holding NV – Selected EU GAAP condensed consolidated interim financial statements

5.1                          EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

	For the three months ended			For the six months ended
(€ in millions, except shares and per share amounts)	June 30,			June 30,
	2009	2008	Change %	2009	2008	Change %

Revenue

Basic cable television	80.0	54.5	47%	159.5	109.4	46%
Premium cable television	27.6	19.4	43%	53.1	37.1	43%
Distributors / other	9.8	6.7	47%	19.9	16.1	23%
Residential broadband internet	99.4	92.9	7%	197.5	185.6	6%
Residential telephony	55.8	53.0	5%	109.1	106.1	3%
Business services	18.5	19.0	-3%	38.3	38.1	0%

Total Revenue	291.1	245.4	19%	577.4	492.5	17%

Expenses

Cost of services provided	(162.8)	(141.2)	15%	(326.2)	(285.0)	14%

Gross Profit	128.2	104.2	23%	251.2	207.5	21%

Selling, general & administrative expenses	(45.6)	(45.8)	0%	(95.3)	(91.9)	4%

Operating profit	82.7	58.4	41%	155.9	115.7	35%

Finance income	0.5	56.6	-99%	0.6	43.6	-99%
Net interest income and foreign exchange gain	0.3	1.5	-79%	0.6	2.5	-75%
Net gain on derivative financial instruments	0.1	55.1	-100%	-	41.0	n/a
Finance expenses	(33.3)	(41.3)	-19%	(81.3)	(79.3)	2%
Net interest expense and foreign exchange loss	(33.3)	(41.3)	-19%	(67.1)	(79.3)	-15%
Net loss on derivative financial instruments	-	-	n/a	(14.1)	-	n/a
Net Finance income (expenses)	(32.9)	15.3	n/a	(80.6)	(35.8)	126%
Share of the loss of equity accounted investees	(0.1)	(0.1)	-1%	(0.3)	(0.2)	35%

Profit before income tax	49.6	73.6	-33%	75.0	79.7	-6%

Income tax expense	(10.5)	(17.9)	-41%	(27.3)	(30.8)	-11%

Profit for the period	39.1	55.8	-30%	47.7	49.0	-3%

Other comprehensive income for the period, net of income tax	-	-	n/a	-	-	n/a

Total comprehensive income for the period, attributable to owners of the company	39.1	55.8	-30%	47.7	49.0	-3%

EBITDA	155.6	123.7	26%	304.7	242.4	26%
margin %	53.4%	50.4%		52.8%	49.2%

Weighted average shares outstanding	111,304,966	109,951,555		110,941,925	109,662,325
Basic earnings per share	0.35	0.51		0.43	0.45
Diluted earnings per share	0.35	0.50		0.43	0.44

Expenses by Nature

Employee benefits	28.5	29.3	-3%	56.8	60.2	-6%
Share based compensation	0.8	1.7	-54%	1.2	3.5	-67%
Depreciation	58.4	47.9	22%	117.6	93.4	26%
Amortization	11.6	13.7	-15%	25.6	25.7	0%
Amortization of broadcasting rights	2.0	1.9	4%	4.5	4.2	8%
Network operating and service costs	81.7	66.7	23%	162.7	139.1	17%
Advertising, sales and marketing	14.3	14.9	-3%	29.6	28.2	5%
Other costs	11.0	10.9	1%	23.6	22.5	5%

Total Expenses	208.4	186.9	11%	421.5	376.8	12%

Certain comparative amounts in the 2008 income statement under the revenue section have been reclassified for purposes of more appropriate comparison between the figures of the reported period for the current year and the previous year. Please refer to comments on page 4, section 1 “Reclassification of revenue from business coax products” for more details.

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5.2       EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

	For the three months ended			For the six months ended
(€ in millions)	June 30,			June 30,
	2009	2008	% Change	2009	2008	% Change

Profit for the period	39.1	55.8	-30%	47.7	49.0	-3%
Depreciation, amortization and impairment	72.1	63.5	13%	147.7	123.2	20%
Working capital changes and other cash items	(17.9)	19.7	n/a	(9.7)	40.0	n/a
Income tax expense	10.5	17.9	-41%	27.3	30.8	-11%
Net interest expense and foreign exchange loss/(gain)	33.0	39.8	-17%	66.5	76.8	-13%
Net loss/(gain) on derivative financial instruments	(0.1)	(55.1)	-100%	14.1	(41.0)	n/a
Cash interest expenses and cash derivatives	(31.3)	(35.7)	-13%	(52.7)	(71.5)	-26%
Net cash provided by operating activities	105.5	105.8	0%	240.9	207.2	16%

Net cash used in investing activities	(72.4)	(52.7)	37%	(148.8)	(124.1)	20%

Adjustments for free cash flow (acquisitions)	0.2	-	n/a	0.5	4.5	-88%
Free Cash Flow	33.3	53.1	-37%	92.6	87.6	6%

Net debt redemptions	70.0	(0.3)	n/a	5.0	(6.0)	n/a
Other (incl. finance lease and capital increases)	1.1	(4.7)	n/a	(8.5)	(6.4)	33%
Net cash provided by (used in) financing activities	71.1	(5.0)	n/a	(3.5)	(12.4)	-72%

Cash at beginning of period	50.0	99.2	-50%	65.6	76.6	-14%
Cash at end of period	154.2	147.3	5%	154.2	147.3	5%
Net cash generated	104.1	48.1	117%	88.5	70.7	25%

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5.3       EU GAAP Condensed consolidated interim statement of financial position (unaudited)

	June 30,	Dec 31,	Change
(€ in millions)	2009	2008

ASSETS
Non-current Assets:
Property and equipment	1,302.8	1,286.1	16.6
Goodwill	1,239.9	1,186.3	53.6
Other intangible assets	311.6	357.8	(46.2)
Deferred tax assets	-	-	n/a
Derivative financial instruments	11.9	14.9	(3.0)
Other assets	3.6	1.5	2.1
Total non-current assets	2,869.7	2,846.6	23.1

Current Assets:
Inventories	6.2	4.1	2.1
Trade receivables	72.1	67.8	4.3
Derivative financial instruments	0.0	0.2	(0.2)
Other current assets	47.2	38.4	8.8
Cash and cash equivalents	154.2	65.6	88.5
Total current assets	279.7	176.1	103.5

TOTAL ASSETS	3,149.4	3,022.7	126.6

EQUITY AND LIABILITIES
Equity:
Share capital	1,041.4	1,089.6	(48.2)
Share premium and other reserves	898.1	898.0	0.1
Retained loss	(1,769.7)	(1,817.4)	47.7
Total equity	169.7	170.2	(0.5)

Non-current Liabilities:

Loans and borrowings	2,299.4	2,282.1	17.3
Derivative financial instruments	16.7	14.9	1.8
Deferred revenue	9.6	10.7	(1.1)
Deferred tax liabilities	44.5	16.8	27.6
Other liabilities	48.7	47.3	1.4
Total non-current liabilities	2,418.9	2,371.9	47.0

Current Liabilities:
Loans and borrowings	35.9	34.5	1.3
Trade payables	68.3	45.4	22.9
Accrued expenses and other current liabilities	325.0	266.0	59.0
Deferred revenue	117.1	129.4	(12.3)
Derivative financial instruments	14.6	5.3	9.2
Total current liabilities	560.8	480.7	80.1

Total liabilities	2,979.7	2,852.6	127.1

TOTAL EQUITY AND LIABILITIES	3,149.4	3,022.7	126.6

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